As filed with the Securities and Exchange Commission on May 14, 2004.

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ScanSource, Inc.

(Exact Name of Issuer as Specified in its Charter)

South Carolina	57-0965380
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6 Logue Court

Greenville, South Carolina 29615

(864) 288-2432

(Address, including zip code, and telephone number of Principal Executive Offices)

ScanSource, Inc. Directors Equity Compensation Plan

(Full Title of the Plan)

RICHARD P. CLEYS ScanSource, Inc. 6 Logue Court Greenville, South Carolina 29615 (864) 288-2432 (Name, address, including zip code, and telephone number, including area code, of agent for service)	Copies to: GARY C. IVEY Alston & Bird LLP Bank of America Plaza 101 South Tryon Street, Suite 4000 Charlotte, NC 28280-4000 (704) 444-1090

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, no par value	120,300(1)	$51.33(2)	$6,174,999.00(2)	$782.37

Common Stock, no par value	4,700(1)	$43.15(3)	$ 202,805.00(3)	$ 25.70

Total	125,000(1)	—	$6,377,804.00	$808.07

(1)	Amount to be registered consists of an aggregate of 125,000 shares to be issued pursuant to the exercise of stock options granted to directors under the ScanSource, Inc. Directors Equity Compensation Plan, including stock options for 4,700 shares that were granted under such plan on December 5, 2003, and any additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.
(2)	Determined in accordance with Rule 457(h), the registration fee calculation for these shares is based on the average of the high and low prices of the Company’s Common Stock reported on the Nasdaq National Market on May 12, 2004.
(3)	Determined in accordance with Rule 457(h), the registration fee calculation for these shares is based on the exercise price of the stock options granted to three directors on December 5, 2003.

PART I.     INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Richard P. Cleys at the address and telephone number on the cover of this Registration Statement.

PART II.    INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents have been filed by ScanSource, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are deemed to be a part hereof from the date of the filing of such documents:

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003;

(2) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since June 30, 2003;

(3) The description of the Common Stock contained in the Company’s Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description;

(4) All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities. Not Applicable.

Item 5.    Interests of Named Experts and Counsel. Not Applicable.

Item 6.    Indemnification of Directors and Officers

Except as hereinafter set forth, there is no statute, charter provision, bylaw, contract or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against liability which such person may incur in such person’s capacity as such.

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Section 33-8-500 et seq. of the South Carolina Business Corporation Act of 1988, as amended (the “SC Act”), provides the Company with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes and mandates the indemnification of the Company’s directors under certain circumstances. As permitted by the SC Act, the Company’s Amended and Restated Articles of Incorporation provide that a director of the Company shall not be personally liable to the Company or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) for any unlawful distribution as set forth in Section 33-8-330 of the SC Act or (iv) for any transaction from which the director derived an improper personal benefit. These provisions may have the effect in certain circumstances of reducing the likelihood of derivative litigation against directors. While these provisions eliminate the right to recover monetary damages from directors except in limited circumstances, rights to seek injunctive or other non-monetary relief is not eliminated.

The Company’s Bylaws also provide the Company with the power and authority to the fullest extent legally permissible under the SC Act to indemnify its directors and officers, persons serving at the request of the Company or for its benefit as directors or officers of another corporation, and persons serving as the Company’s representatives or agents in certain circumstances. The Company’s Bylaws mandate indemnification of such persons in certain circumstances and set forth such indemnification provisions as a contractual right of such persons.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the Company pursuant to the arrangements described above, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Exemption from Registration Claimed. Not Applicable.

Item 8.    Exhibits

See Exhibit Index, which is incorporated here by reference.

Item 9.    Undertakings

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(signatures on following page)

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on May 14, 2004.

SCANSOURCE, INC.

By:	/s/ MICHAEL L. BAUR
Michael L. Baur Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard P. Cleys and Jeffery A. Bryson, and each of them (with full power in each to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of the, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ STEVEN H. OWINGS Steven H. Owings	Chairman of the Board	May 14, 2004

/s/ MICHAEL L. BAUR Michael L. Baur	Director, Chief Executive Officer and President (Principal Executive Officer)	May 14, 2004

/s/ RICHARD P. CLEYS Richard P. Cleys	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 14, 2004

/s/ STEVEN R. FISCHER Steven R. Fischer	Director	May 14, 2004

/s/ JAMES G. FOODY James G. Foody	Director	May 14, 2004

/s/ JOHN P. REILLY John P. Reilly	Director	May 14, 2004

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EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 10-Q filed with the Commission on February 11, 2003)

4.2	Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Form SB-2 filed with the Commission on February 7, 1994, Registration No. 33-75026-A)

5.1	Opinion of Alston & Bird LLP regarding the legality of the securities being registered

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

23.3	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on signature page)

99.1	ScanSource, Inc. Directors Equity Compensation Plan